UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

SERVOTRONICS, Inc.
(Name of Registrant as Specified In Its Charter)

STAR EQUITY FUND, LP STAR EQUITY FUND GP, LLC STAR VALUE, LLC STAR EQUITY HOLDINGS, INC. STAR INVESTMENT MANAGEMENT, LLC JEFFREY E. EBERWEIN RICHARD K. COLEMAN, JR. G. MARK POMEROY
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Star Equity Fund, LP (“Star Equity Fund”), together with the other participants named herein, intends to file a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of shareholders of Servotronics, Inc., a Delaware corporation.

On March 30, 2023, Star Equity Fund issued the following press release:

Star Equity Fund Announces Update to its Director Nominations at Servotronics

Nominates Two Highly Qualified Candidates for Election to the Board

Targets Incumbents Cosgrove and Marks

Old Greenwich, CT – March 30, 2023 – Star Equity Fund, LP (“Star Equity Fund” or “we”) is an investment fund focused on unlocking shareholder value and improving corporate governance at its portfolio companies. Star Equity Fund owns 5.4% of the common stock of Servotronics, Inc. (NYSE American: SVT) (“Servotronics” or “Company”) and, for the benefit of all SVT stockholders, announced today that we will be proceeding with the nomination of two highly qualified candidates for election to the Company’s board of directors (the “Board”) at the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”).

As we mentioned in our press release on February 14, 2023, we have concluded the only way to improve corporate governance and maximize shareholder value at SVT is to change the composition of the incumbent Board. We are seeking to replace Edward Cosgrove (10 years on the Board) and Christopher Marks (6 years on the Board), the longest tenured Board members, who have overseen a period of value destruction, poor financial and operating performance, and bad corporate governance. We believe that Cosgrove and Marks should be held responsible for their poor track records and are seeking to replace them with two highly qualified candidates, Mark Pomeroy and Richard Coleman. We believe our nominees for election to the Board will bring vital experience, new perspectives, and most importantly, the urgency and commitment to taking action and improving shareholder value.

As a whole, we believe the incumbent Board lacks the necessary experience and expertise to change the trajectory at SVT. It is remarkable that for a company primarily focused on the aerospace industry, there is not one independent director with any aerospace experience on the Board or even someone with an engineering or technical background. Additionally, the Board lacks personnel with turnaround experience, a history of improving operational performance, or a track record of creating substantial shareholder value for all shareholders in a microcap stock like SVT. We do not believe Cosgrove and Marks possess the skillset – or resolve – to induce change of this nature at Servotronics. Moreover, we question incumbent Cosgrove’s status as an independent director given the conflict of interest between the Company and the law firm he owns, as evidenced by the relationship between his firm and SVT and payments received by his firm totaling over $1.2 million from 2013-2021.

Our nominees for election to the Board are highly qualified, possess the necessary expertise, and are fully aligned to act in the best interests of all shareholders.

Mr. Pomeroy brings crucial manufacturing, research and development, financial, and, most critically, aerospace expertise ― of which the Board currently has none ― and would be a high-value addition to the Board. Similarly, Mr. Coleman, an Air Force Academy graduate, has extensive engineering training as well as experience in a number of high-tech ventures including Air Force and commercial research and development, software development, and public company executive leadership.

Mark Pomeroy spent 20 years working for General Electric Co.’s Aircraft Engine division where he acted as both a Master Black Belt staff engineer and Manager of Fleet Operations and Engine Overhaul Customer Satisfaction. Additionally, Mr. Pomeroy spent 15 years at Johnson & Johnson where he held leadership positions overseeing R&D in Endo-Surgery and Diabetes Care. He is the former Chief Innovation Officer of Red Tiger Investments, LLC, a start-up developing public private partnerships for the creation of innovation districts in progressive municipalities, from 2018-2022. He currently serves as the President of Pomme Ventures, LLC, a company that invests, advises, and consults with start-up companies in the aerospace, energy, and medical devices, and has been in this role since 2018. He holds a bachelor’s degree in Mechanical Engineering, Magna Cum Laude, from the Georgia Institute of Technology and a master’s degree in Management from the Sloan School of Management, MIT.

Richard Coleman currently serves as Chief Executive Officer for Star Equity Holdings, Inc. (NASDAQ: STRR), a diversified holding company, and has served on the board of directors since April 2022. He has ample experience as a high-performance executive with a history of improving operations and creating shareholder value at both public and private companies such as Command Center, Inc. (n/k/a HireQuest, Inc. (NASDAQ: HQI)), a provider of on-demand flexible employment solutions, Crossroads Systems Inc. (OTCQX: CRSS), an intellectual property licensing company, and Vroom Technologies, Inc., a leading provider of sales and marketing effectiveness solutions for the telecommunications industry. Also, Mr. Coleman served on the boards of directors of Hudson Global, Inc. (NASDAQ: HSON) (d/b/a “Hudson RPO”), a global recruitment process outsourcing company from 2014-2022, Command Center, Inc. from 2018-2019, and Crossroads Systems from 2013-2017, among others. Mr. Coleman holds a B.S. in Management from the United States Air Force Academy and a M.B.A. from Golden Gate University. He is also a graduate of the USAF Communications Systems Officer School and Harvard University’s Strategic Marketing Management Program.

Star Equity Fund remains resolute in its opinion that additional change in Board composition is vital to altering corporate governance practices, improving financial results, and ultimately unlocking shareholder value at SVT. Despite recent changes in board composition and new additions to management at the Company, we have yet to see any concrete evidence of a concerted effort to effectuate meaningful change. We believe long-suffering SVT shareholders deserve better, and we aim to give shareholders an opportunity to vote for much-needed change on the Board at the Annual Meeting.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Star Equity Fund, LP (“Star Equity Fund”), together with the other participants named herein (collectively, “Star Equity”), intends to file a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Servotronics, Inc., a Delaware corporation (the “Company”).

STAR EQUITY STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Star Equity Fund, Star Equity Fund GP, LLC (“Star Equity Fund GP”), Star Value, LLC (“Star Value”), Star Equity Holdings, Inc. (“Star Equity Holdings”), Star Investment Management, LLC (“Star Investment Management”), Jeffrey E. Eberwein, Richard K. Coleman, Jr., and G. Mark Pomeroy.

As of the date hereof, Star Equity Fund beneficially owns directly 135,000 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”). Star Equity Fund GP, as the general partner of Star Equity Fund, may be deemed to beneficially own the 135,000 shares of Common Stock owned directly by Star Equity Fund. Star Value, as the sole member of Star Equity Fund GP, may be deemed to beneficially own the 135,000 shares of Common Stock owned directly by Star Equity Fund. Star Equity Holdings, as the parent company of Star Equity Fund, may be deemed to beneficially own the 135,000 shares of Common Stock owned directly by Star Equity Fund. Star Investment Management, as the investment manager of Star Equity Fund, may be deemed to beneficially own the 135,000 shares of Common Stock owned directly by Star Equity Fund. Mr. Eberwein, as the Portfolio Manager of Star Equity Fund, may be deemed to beneficially own the 135,000 shares of Common Stock owned directly by Star Equity Fund. As of the date hereof, neither Messrs. Coleman nor Pomeroy beneficially owns any Common Stock.

For more information contact:
Star Equity Fund, LP	The Equity Group
Jeffrey E. Eberwein	Lena Cati
Portfolio Manager	Senior Vice President
203-489-9501	212-836-9611
jeff.eberwein@starequity.com	lcati@equityny.com